Exhibit 99.1

Contact:	Douglas Armer (212) 655-0220
Capital Trust Reports Fourth Quarter and Full Year 2009 Results
NEW YORK, NY — March 2, 2010 — Capital Trust, Inc. (NYSE: CT) today reported results for the quarter and full year ended December 31, 2009.
•	Operating Results:
•	Reported a net loss of $390.4 million or $17.41 per share for the fourth quarter and $576.4 million or $25.76 per share for the full year.

•	Net loss was driven primarily by loan loss provisions and impairments of $399.4 million for the quarter and $606.8 million for the year.
•	Portfolio Performance:
•	At quarter end, the Company’s loan portfolio consisted of 61 assets with an aggregate net book value of $1.2 billion. During the fourth quarter, performance-related activity included:
•
$377.0 million of provisions for loan losses were recorded on 12 loans (including $172.5 million of provisions on loan participations sold) and $8.4 million of the provision previously taken against one loan was recaptured due to its sale post quarter end.

•	Three loans with an aggregate outstanding principal balance of $74.3 million were added to the watch list.
•	The Company’s securities portfolio was comprised of 73 securities with an aggregate net book value of $715.2 million. During the fourth quarter, performance-related activity included:
•
$27.4 million of impairments were recorded during the quarter on six securities (this included $30.7 million recorded in earnings, offset by $3.3 million that was reclassified from other comprehensive income).

•	No securities were added and one security with a book value of $4.0 million was removed from the Company’s watch list.

•	Originations/Repayments/Dispositions:
•	During the quarter, the Company originated five new investments ($120.0 million) for its investment management vehicles and did not originate any new balance sheet investments.

•	Full and partial repayments during the fourth quarter totaled $43.8 million, and fundings pursuant to previously existing loan commitments totaled $0.2 million.
•	Recourse Debt Obligations:
•
At quarter end, the Company had reduced the aggregate outstanding principal balance under its three repurchase agreements by $129.2 million from the amount outstanding as of completion of the March 2009 debt restructuring, $41.7 million of which occurred during the fourth quarter. Subsequent to quarter end, the Company reduced the outstanding principal balance by an additional $4.3 million and qualified for the maturity date extension of its repurchase agreements and its senior credit facility to March 2011.

Balance Sheet
Total assets were $1.9 billion at December 31, 2009. The Company’s Interest Earning Assets are summarized below:
Interest Earning Assets
•	Interest earning assets totaled $1.8 billion at December 31, 2009 and had a weighted average yield of 4.8%.

•	$1.1 billion (60%) of the portfolio was comprised of loan investments with a weighted average yield of 3.7%.

•	$715 million (40%) of the portfolio was comprised of securities investments with a weighted average yield of 6.6%.
At quarter end, total loan loss reserves were $477.4 million against 20 loans. Eight of the loans against which the Company booked reserves were non-performing and 12 of the loans were performing. The Company does not accrue interest on loans against which it has provisions.
As of December 31, 2009, 10 loans with an aggregate book balance of $312.2 million were categorized as watch list loans. Watch list loans are performing loans (with no credit loss provisions) that the Company aggressively monitors and manages due to increased risk of potential future non-performance and/or loss.
At quarter end, total impairments in the securities portfolio totaled $118.3 million against 11 bonds. As of December 31, 2009, 19 securities with an aggregate book value of $165.1 million were identified as watch list securities. Watch list securities are securities (with no credit impairments) that the Company aggressively monitors and manages due to increased risk of potential future impairments and/or loss.

At December 31, 2009, the Company had two equity investments in unconsolidated subsidiaries with an aggregate book value of $2.4 million. Both investments are co-investments in funds sponsored and managed by the Company.
Interest Bearing Liabilities
On March 16, 2009, the Company entered into a restructuring of substantially all of its recourse liabilities. Terms of the debt restructuring are detailed in the Form 10-K filed with the SEC.
The book value of the Company’s Interest Bearing Liabilities totaled $1.8 billion at December 31, 2009 and were comprised of collateralized debt obligations ($1.1 billion, 61.9% of total), repurchase obligations ($450.1 million, 25.3%), borrowings under a senior credit facility ($99.2 million, 5.6%) and junior subordinated notes ($128.1 million, 7.2%). During the fourth quarter, the Company reduced its repurchase obligations by $41.7 million (8.5%) compared to the balance at the end of the prior quarter. At quarter end, the Company’s $1.8 billion of Interest Bearing Liabilities carried a weighted average cash cost of 1.85% and a weighted average all-in cost of 2.38%.
During 2009, CMBS downgrades and loan non-performance caused cash flow to the retained classes of the Company’s CDOs to be either wholly or partially redirected to amortize the balances of the senior bondholders in these CDOs. As of quarter end, the Company currently receives cash collateral management fees from all four of its CDOs but cash interest payments and dividends from only one (CDO III).
Other Items
At December 31, 2009, the Company’s GAAP shareholders’ deficit was $(169.2) million. Based on 22.3 million shares outstanding (fully diluted basis) at quarter end, book value per share was $(7.57).
$172.5 million of the deficit can be attributed to the asset level provisions (unrealized losses) taken against loan participations sold. GAAP does not provide for an adjustment to the corresponding non-recourse liability for those participations sold until losses are actually realized.
In light of the credit reserve activity at the Company, it is not expected that the Company will have taxable income for 2009 and, therefore, will likely not be required to pay a dividend under REIT rules. Furthermore, any dividend payment is subject to the terms of the debt restructuring and would be payable, to the maximum extent possible, in stock (in lieu of cash).
Current and prospective sources of liquidity, as of December 31, 2009, include unrestricted cash ($28.0 million), net operating cash flow, as well as principal payments and asset disposition proceeds. Prospective uses of liquidity include operating expenses, interest expense, unfunded loan commitments ($4.9 million), capital commitments to the Company’s managed funds ($17.8 million) and debt repayments.

Investment Management
All of the Company’s investment management activities are conducted through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC (“CTIMCO”). At December 31, 2009, CTIMCO managed five private equity funds and one separate account with total investments of $1.2 billion and undeployed equity commitments of approximately $766 million.
Three of these funds and the separate account have ended their investment periods and are liquidating in the ordinary course of business. The other funds, CT Opportunity Partners I (“CTOPI”) and CT High Grade Partners II (“High Grade II”), are currently investing and capitalized with $540 million and $667 million of total equity commitments, respectively. Capital Trust, Inc. has committed to invest $25 million as a limited partner in CTOPI, of which $7 million has already been funded and $18 million remains undrawn. The Company does not have a co-investment in High Grade II.
Revenues from third party investment management fees totaled $11.7 million in 2009. In addition to managing its parent, Capital Trust, Inc., and its third party private equity mandates, CTIMCO is the collateral manager for all four of the Company’s CDOs and two additional CDOs in which the Company is an investor. CTIMCO is also the named special servicer on $2.6 billion of loans.

Comparison of Results of Operations: Year Ended December 31, 2009 vs. December 31, 2008
(in thousands, except per share data)

	2009	2008	$ Change	% Change
Income from loans and other investments:
Interest and related income	$121,818	$194,649	($72,831)	(37.4%)
Less: Interest and related expenses	79,794	129,665	(49,871)	(38.5%)

Income from loans and other investments, net	42,024	64,984	(22,960)	(35.3%)

Other revenues:
Management fees from affiliates	11,743	12,941	(1,198)	(9.3%)
Servicing fees	1,679	367	1,312	357.5%
Other interest income	153	1,566	(1,413)	(90.2%)

Total other revenues	13,575	14,874	(1,299)	(8.7%)

Other expenses:
General and administrative	22,102	24,957	(2,855)	(11.4%)
Depreciation and amortization	71	179	(108)	(60.3%)

Total other expenses	22,173	25,136	(2,963)	(11.8%)

Total other-than-temporary impairments of securities	(123,894)	(917)	(122,977)	N/A
Portion of other-than-temporary impairments of securities recognized in other comprehensive income	14,256	—	14,256	N/A
Impairment of goodwill	(2,235)	—	(2,235)	N/A
Impairment of real estate held-for-sale	(2,233)	(2,000)	(233)	11.7%

Net impairments recognized in earnings	(114,106)	(2,917)	(111,189)	N/A

Provision for loan losses	(482,352)	(63,577)	(418,775)	658.7%
Gain on extinguishment of debt	—	6,000	(6,000)	(100.0%)
(Loss) gain on sale of investments	(10,363)	374	(10,737)	N/A
Valuation allowance on loans held-for-sale	—	(48,259)	48,259	(100.0%)
Loss from equity investments	(3,736)	(1,988)	(1,748)	87.9%

Loss before income taxes	(577,131)	(55,645)	(521,486)	937.2%
Income tax (benefit) provision	(694)	1,893	(2,587)	N/A

Net loss	($576,437)	($57,538)	($518,899)	901.8%

Net loss per share — diluted	($25.76)	($2.73)	($23.03)	N/A

Dividend per share	$0.00	$2.20	($2.20)	(100.0%)

Average LIBOR	0.33%	2.69%	(2.36%)	(87.6%)
Income from loans and other investments, net
A decline in the principal balance of our loans and securities ($365 million or 13% from December 31, 2008 to December 31, 2009), an increase in non-performing loans and an 88% decrease in average LIBOR contributed to a $72.8 million, or 37%, decrease in interest income during 2009 compared to 2008. Lower LIBOR and a decrease in leverage of $308.0 million, or 15%, from December 31, 2008 to December 31, 2009, resulted in a $49.9 million, or 39%, decrease in interest expense for the period. On a net basis, net interest income decreased by $23.0 million, or 35%.
Management fees from affiliates
Base management fees from the Company’s investment management business decreased by $1.2 million, or 9%, during 2009 compared to 2008. The decrease was attributed primarily to a decrease of $957,000 in fees from Large Loan and a $314,000 one-time decrease in fees from CTOPI. The decrease in fees from Large Loan and CTOPI and immaterial decreases in fees from other funds were partially offset by a $432,000 increase in fees from CT High Grade II due to additional investment activity.

Servicing fees
Servicing fees increased $1.3 million in 2009 compared to 2008. Servicing fees in 2009, including a one time payment of $1.2 million received in the first quarter, were primarily for modifications to loans for which the Company is named special servicer.
General and administrative expenses
General and administrative expenses include personnel costs, operating expenses and professional fees. Total general and administrative expenses decreased $2.9 million, or 11%, between 2008 and 2009. The decrease in 2009 was primarily a result of lower compensation costs including a $3.2 million decrease in non-cash restricted stock expense, offset by an increase in professional fees.
Net impairments recognized in earnings
During 2009, the Company recorded a gross other-than-temporary impairment of $123.9 million on 13 securities that had an adverse change in cash flow expectations. Of this amount, $109.6 million was included in earnings and the remainder, $14.3 million, was included in other comprehensive income. The Company also recorded an other-than-temporary impairment of $2.2 million on its Real Estate Held-for-Sale to reflect the property at fair value and a $2.2 million impairment of goodwill related to the Company’s June 2007 acquisition of a healthcare loan origination platform. In 2008, the Company recorded an other-than-temporary impairment of $900,000 on one CMBS investments due to an adverse change in expectation of future cash flows from that security. The Company also recorded a $2.0 million impairment on its Real Estate Held-For-Sale to reflect the then estimate of losses to the position upon a sale of the property.
Provision for loan losses
During the year ended December 31, 2009, the Company recorded an aggregate $482.4 million provision for loan losses against 20 loans. This includes $172.5 million of provisions recorded on loan participations sold which did not qualify for sale accounting under GAAP and remain on the consolidated balance sheet as both assets and equivalent liabilities. Although provisions were recorded against these assets in 2009, the liabilities will not be eliminated until the loans are contractually extinguished.
During 2008, the Company recorded an aggregate $63.6 million provision for loan losses against four loans. One of the loans, against which the Company had recorded a $6.0 million provision in the first quarter of 2008, was written-off during the second quarter and the $6.0 million liability collateralized by the loan was forgiven by the creditor.
Gain on extinguishment of debt
During the year ended December 31, 2009, the Company did not record any gains on extinguishment of debt. During the second quarter of 2008, $6.0 million of debt forgiveness by a creditor was recorded as a gain on extinguishment of debt.
(Loss) gain on sale of investments
During the year ended December 31, 2009, the Company recorded a $10.4 loss on the sale of two loans that were classified as held-for-sale. At December 31, 2007, there was one CMBS investment that was designated and accounted for as available-for-sale with a face value of $7.7 million. During the second quarter of 2008, the security was sold for a gain of $374,000.

Valuation allowance on loans held-for-sale
During 2009, the Company did not record any valuation allowance against loans classified as held-for-sale. During 2008, the Company recorded a $48.3 million valuation allowance against four loans classified as held-for-sale to reflect these assets at fair value.
Loss from equity investments
The loss from equity investments during 2009 resulted primarily from the Company’s share of losses incurred at CTOPI. The Company’s share of losses from CTOPI was $3.3 million, primarily due to fair value adjustments on the underlying investments. The loss from equity investments during 2008 resulted primarily from the Company’s share of operating losses at both CTOPI, $1.7 million, and Fund III, $233,000.
Income tax (benefit) provision
During 2009, the Company recorded an income tax benefit of $694,000 which was primarily due to a $408,000 tax refund. The remaining balance was primarily a result of changes to deferred tax assets relating to (i) GAAP-to-tax differences for stock-based compensation to employees, (ii) changes in intangible assets, and (iii) utilization of net operating losses. In 2008, the Company recorded an income tax provision of $1.9 million. The income tax provision was a result of changes to a deferred tax asset resulting from GAAP-to-tax differences relating to restricted stock compensation and net operating losses, partially offset by a refund due to the overpayment of taxes.
Dividends
The Company did not pay any dividends in 2009. In 2008, the Company paid a dividend of $2.20 per share.

******
The Company will conduct a management conference call at 10:00 a.m. Eastern Time on Wednesday, March 3, 2010 to discuss year end and fourth quarter 2009 results. Interested parties can access the call toll free by dialing (800) 895-0231 or 785-424-1054 for international participants. The conference ID is “CAPITAL.” A recorded replay will be available from noon on Wednesday, March 3, 2010 through midnight on Wednesday, March 17, 2010. The replay call number is 800-695-0974 or (402) 220-1459 for international callers.
Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the Company’s debt restructuring and its ability to meet the amortization required thereby, demands on liquidity, the impact of the current turmoil in the financial markets, the continued deterioration in the commercial real estate market, the continued credit performance of the Company’s loan and CMBS investments, its asset/liability mix, the effectiveness of the Company’s hedging strategy and the rate of repayment of the Company’s portfolio assets and the impact of these events on the Company’s cash flow, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.
About Capital Trust
Capital Trust, Inc. is a real estate finance and investment management company that specializes in credit sensitive structured financial products. To date, the Company’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, and the Company has executed its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.

Capital Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2009 and 2008
(in thousands except per share data)

	December 31,	December 31,
	2009	2008
Assets

Cash and cash equivalents	$27,954	$45,382
Restricted cash	155	18,821
Securities held-to-maturity	715,196	852,211
Loans receivable, net	1,158,244	1,790,234
Loans held-for-sale, net	17,548	92,175
Real estate held-for-sale	—	9,897
Equity investments in unconsolidated subsidiaries	2,351	2,383
Accrued interest receivable	4,764	6,351
Deferred income taxes	2,032	1,706
Prepaid expenses and other assets	8,391	18,369

Total assets	$1,936,635	$2,837,529

Liabilities & Shareholders’ (Deficit) Equity

Liabilities:
Accounts payable and accrued expenses	$10,026	$11,478
Repurchase obligations	450,137	699,054
Collateralized debt obligations	1,098,280	1,156,035
Senior credit facility	99,188	100,000
Junior subordinated notes	128,077	128,875
Participations sold	289,144	292,669
Interest rate hedge liabilities	30,950	47,974

Total liabilities	2,105,802	2,436,085

Commitments and contingencies	—	—

Shareholders’ (deficit) equity:
Class A common stock $0.01 par value 100,000 shares authorized, 21,796 and 21,740 shares issued and outstanding as of December 31, 2009 and 2008, respectively (“class A common stock”)	218	217
Restricted class A common stock $0.01 par value, 79 and 331 shares issued and outstanding as of December 31, 2009 and 2008, respectively (“restricted class A common stock” and together with class A common stock, “common stock”)	1	3
Additional paid-in capital	559,145	557,435
Accumulated other comprehensive loss	(39,135)	(41,009)
Accumulated deficit	(689,396)	(115,202)

Total shareholders’ (deficit) equity	(169,167)	401,444

Total liabilities and shareholders’ (deficit) equity	$1,936,635	$2,837,529

Capital Trust, Inc. and Subsidiaries
Consolidated Statements of Operations
Three and Twelve Months Ended December 31, 2009 and 2008
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
	(unaudited)		(audited)
Income from loans and other investments:
Interest and related income	$28,478	$44,924	$121,818	$194,649
Less: Interest and related expenses	18,678	30,747	79,794	129,665

Income from loans and other investments, net	9,800	14,177	42,024	64,984

Other revenues:
Management fees from affiliates	2,975	3,114	11,743	12,941
Servicing fees	177	30	1,679	367
Other interest income	—	259	153	1,566

Total other revenues	3,152	3,403	13,575	14,874

Other expenses:
General and administrative	3,652	6,138	22,102	24,957
Depreciation and amortization	6	39	71	179

Total other expenses	3,658	6,177	22,173	25,136

Total other-than-temporary impairments of securities	(27,365)	(917)	(123,894)	(917)
Portion of other-than-temporary impairments of securities recognized in other comprehensive income	(3,355)	—	14,256	—
Impairment of goodwill	—	—	(2,235)	—
Impairment of real estate held-for-sale	—	(2,000)	(2,233)	(2,000)

Net impairments recognized in earnings	(30,720)	(2,917)	(114,106)	(2,917)

Provision for loan losses	(368,636)	(7,577)	(482,352)	(63,577)
Gain on extinguishment of debt	—	—	—	6,000
(Loss) gain on sale of investments	—	—	(10,363)	374
Valuation allowance on loans held-for-sale	—	(48,259)	—	(48,259)
Loss from equity investments	(662)	(1,439)	(3,736)	(1,988)

(Loss) income before income taxes	(390,724)	(48,789)	(577,131)	(55,645)
Income tax (benefit) provision	(286)	2,368	(694)	1,893

Net (loss) income	$(390,438)	$(51,157)	$(576,437)	$(57,538)

Per share information:
Net (loss) earnings per share of common stock:
Basic	$(17.41)	$(2.30)	$(25.76)	$(2.73)

Diluted	$(17.41)	$(2.30)	$(25.76)	$(2.73)

Weighted average shares of common stock outstanding:
Basic	22,430,283	22,265,478	22,378,868	21,098,935

Diluted	22,430,283	22,265,478	22,378,868	21,098,935

Dividends declared per share of common stock	$—	$—	$—	$2.20